Exhibit 99.1

NEWS RELEASE for April 28, 2004 at 8:00 AM EDT

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Francis X Shea, CFO & EVP
	michaelm@allencaron.com	fshea@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES REPORTS RESULTS

FOR THE FIRST QUARTER OF 2004

MIAMI (April 28, 2004) ... World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported that net income for the quarter ended March 31, 2004, was approximately $6.0 million, or $0.52 per diluted share, compared to $5.3 million, or $0.48 per diluted share, for the same quarter in the prior year. These financial results do not include any results of Tramp Oil, which was acquired on April 2, 2004.

“World Fuel is off to a good start in 2004”, said Paul Stebbins, Chairman and Chief Executive Officer. “Our global team delivered strong results as they continued to expand the business and refine our service offering.”

FIRST QUARTER FINANCIAL HIGHLIGHTS

($ in thousands, except per share data)

	Quarter Ended
	03/31/04	03/31/03
Revenue	$911,797	$658,000
Income from Operations	$7,710	$6,918
Net Income	$5,954	$5,268
Diluted earnings per share	$0.52	$0.48

MORE-MORE-MORE

WORLD FUEL SERVICES REPORTS RECORD RESULTS

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About World Fuel Services Corporation

Headquartered in Miami, FL, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 1,100 airports and seaports worldwide. With 30 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.worldfuel.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES REPORTS RECORD RESULTS

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(IN THOUSANDS)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76,013	$76,256
Accounts and notes receivable, net	245,600	192,119
Inventories	32,072	22,940
Prepaid expenses and other current assets	33,246	19,706
Receivable from aviation joint venture partner	7,171	—

Total current assets	394,102	311,021

PROPERTY AND EQUIPMENT, NET	6,629	6,963

OTHER ASSETS	39,573	39,694

	$440,304	$357,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$1,502	$1,600
Accounts payable	238,841	172,885
Accrued expenses	15,602	9,987
Other current liabilities	22,343	20,290

Total current liabilities	278,288	204,762

LONG-TERM LIABILITIES	4,629	4,537

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	157,387	148,379

	$440,304	$357,678

MORE – MORE – MORE

WORLD FUEL SERVICES REPORTS RECORD RESULTS

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended March 31,
	2004	2003
Revenue	$911,797	$658,000
Cost of sales	(884,866)	(630,689)

Gross profit	26,931	27,311

Operating expenses:
Salaries and wages	(10,248)	(10,098)
Provision for bad debts	(885)	(2,701)
Other	(8,088)	(7,594)

	(19,221)	(20,393)

Income from operations	7,710	6,918
Other income (expense), net	175	(253)

Income before income taxes	7,885	6,665
Provision for income taxes	(1,822)	(1,397)

	6,063	5,268
Minority interest	(109)	—

Net income	$5,954	$5,268

Basic earnings per share	$0.55	$0.50

Weighted average shares - basic	10,805	10,584

Diluted earnings per share	$0.52	$0.48

Weighted average shares - diluted	11,485	11,034

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